Second Quarter 2013 Earnings Release Conference Call
July 25, 2013

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me is Kevin Bradley, Senior Vice President and Chief Financial Officer, Kevin O'Reilly, Vice President of Operational Finance and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights. Kevin will follow with a more detailed financial report and then I will come back and discuss each one of the segments and summarize before we open up the call to your questions. We will be following a presentation. It is the presentation that accompanied the earnings release and it is available on our website. I would like to request that you ask one question and no more than one follow-up in order to give everyone a chance to participate.

Let me direct your attention to page 2 of the presentation, which is the forward-looking statement and non-GAAP measures explanation. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material.

Let me begin with page 3. The second quarter results for Terex reflected the lighter order environment for many of our products that we highlighted in our earnings revision back in June. We did end the month of June fairly strong, accounting for our modestly better results versus the range of $0.50 - $0.60 earnings per share (EPS) that was anticipated. On an adjusted basis, we achieved EPS of $0.65 and a reported EPS of $0.18. The difference is primarily for charges for reductions in work force and restructuring activities in our Material Handling & Port Solutions (MHPS), Cranes and Construction segments, along with charges taken in relation to the retirement of $220 million of debt in the quarter and the accounting impact of purchasing much of the remaining outstanding equity of Terex Material Handling & Port Solutions AG (formerly known as Demag Cranes AG).

As our results demonstrate, our segment results were mixed in the quarter. Aerial Work Platforms (AWP) had a strong quarter, delivering both excellent growth, up 17% versus the prior year, as well as a solid operating margin of 17%. Construction continues to be challenged, and we continue to trim non-core businesses from this segment as well as simplify our cost structure overall. The Cranes business continues to see a flat overall operating environment, with weakness continuing in Europe, as well as Latin America and Australia. The MHPS business continues to show softness across its core markets, and as previously mentioned in the first quarter release, we are focused on aggressive cost control. This segment incurred pre-tax charges of approximately $47 million associated with these adjustments to take out cost. Materials Processing (MP) executed their operating plan about as expected, and we are pleased with their profit contribution especially in light of some end-market uncertainty.

Clearly, there are some near term challenges reflecting the continued uncertainty in many markets. As such, we continue to focus on those aspects of our business we can control. The most significant undertaking in the quarter was the collective $65 million in expense associated with the restructuring and streamlining of three of our segments, and when fully implemented we expect to have savings of roughly the same amount annually. Lastly, free cash flow of $40 million in the quarter brings our first half cash generated to $175 million - good overall execution in the part of the year where traditionally we would have used cash.

Turning to the next page 4, titled “Keys to Success - 2013-2015”. As we continue to make progress on the four short term areas of margin improvement, cash generation, MHPS integration and debt paydown, we have broadened our view toward the keys to achieving our 2015 goals. Simply stated, these are three-fold:

1.	Portfolio Management. This means by both products and geography. This does not mean acquisitions, but rather continuous pruning. We have started this process, as you know, and we will continue.

2.
Simplification. We are a complicated company, built over many years and through numerous acquisitions. We have a focus on simplification in the Company which will reduce complexity and improve execution.

3.
Financial Efficiency. We want to operationalize the diverse businesses which we have with a “One Company” approach where it makes sense to do so, as well as keep local activities, again, where it makes sense to do so, in order to achieve a better return on invested capital. We have numerous projects in this area that we have previously discussed that we are executing.

In the broadest of terms, we will apply the 80/20 method - focusing on the critical few items that we think will be helpful to speeding our way to achieving our goals. This is not a new direction for the Company, but rather an operating framework through which we can run all of our portfolio, capital allocation and product decisions. This will ensure that we maintain the right focus and commitment to accelerate actions that improve our chances of achieving our 2015 goals.

I will come back to discuss segment highlights, but first I would like to turn it over to Kevin who will go through the financial results on adjusted and reported basis for the quarter.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, Ron. Good morning, everyone. Turning to page 5, I will review our financial results for the quarter. Our net sales for the quarter of $1.9 billion declined from the prior year period by 5.1% or approximately $104 million. Our AWP segment led the segments with growth of 17% versus the prior year period, and our Cranes segment posted 3% growth. The balance of the segments showed year-over-year declines, as a softer than anticipated macro environment continued to dampen our commercial efforts.

Gross margin, as adjusted, decreased 40 basis points to 20.9% from the prior year period as improved price realization and manufacturing efficiencies in our AWP segment were more than offset by the impact of the net sales decline in our Construction and MHPS segments. Negative sales mix in our Cranes segment also contributed to the reduction.

SG&A, as adjusted, increased to 13.0% of net sales from 12.6% in the prior year quarter. On a dollar basis, SG&A spending levels declined as we continue to cut costs in both Construction and MHPS. These reductions were partially offset by increased engineering investment in both AWP and Cranes.

Income from operations as adjusted declined $25 million, to $150 million or 7.9% of sales from $175 million or 8.7% of sales in the prior year quarter. Our AWP segment posted solid incremental margins during the quarter - approximately 26%. However, performance declined in the balance of the Company driven primarily by volume reductions. We are taking aggressive action to reduce costs and remove complexity from our operations as evidenced in our reported results.

Net Interest and Other Expense was down roughly $13 million when compared with the prior year’s quarter. Net interest expense reduction stemming from the refinancing and deleveraging actions executed in 2012 accounted for substantially all of the improvement. In the second quarter we also paid down an additional $220 million of senior term loans, consistent with our strategy to further deleverage the Company.

The effective tax rate in the second quarter was 58.9% compared to 35.4% in the prior year period. The increase was mainly due to losses in the quarter that did not produce tax benefit and changes for uncertain tax positions. As reported EPS for the second quarter of 2013 was $0.18 versus the $0.75 in the prior year. For the quarter, EPS as adjusted, was $0.65 compared to $0.75 for the same period in 2012. I will walk through a bridge detailing the adjustments in a moment. Net working capital as a percentage of annualized sales was 23.5% a slight decrease from the 24.2% reported in the second quarter of 2012. Return on Invested Capital declined to 5.6% from 7.9% in the prior year period, with our restructuring and related actions in the quarter as well as the reduced operating performance of the business being the main drivers of the change.

Turning to page 6, in the second quarter of 2013, we continued to focus on some major initiatives that position the Company for stronger results going forward. The first adjustment is related to the retirement of $220 million of senior term loans previously discussed. As a result of this transaction we recorded a loss on the early extinguishment of debt of $5.2 million. This non-cash expense negatively impacted EPS by $0.03. We have taken significant restructuring and related actions in our Construction, Cranes and MHPS segments.

In our Construction segment we continue to focus on reducing overhead and complexity. We completed the sale of our German compact component businesses during the quarter. The combination of these activities resulted in charges of $0.05 per share. In our Cranes segment we have implemented cost reduction actions to better align production in our all-terrain crane facility in Wallerscheid, Germany with our current view of the market place. This action resulted in a charge for the quarter of $0.09 per share. For MHPS, we communicated in April that we would have restructuring and related charges in the range of $30 to $50 million. The actions taken during the second quarter resulted in charges of $46.5 million, or $0.33 per share. These actions help to position us for a profitable second half in MHPS.

In aggregate, restructuring and related expenses accounted for $65 million of expense in the quarter, and negatively impacted EPS in the quarter by $0.47. Ron will comment on some of the specific impacts of these actions in a moment when he goes through the segment results.

Lastly, we show the impact of completing the purchase of approximately 14% of the shares of Terex Material Handling & Port Solutions AG that was executed yesterday for approximately $225 million. This transaction was funded through the short term use of our revolving credit facility which will be paid down with existing cash and cash from operations in the coming months. Consistent with our purchase of these shares we reversed the guaranteed payment associated with these shares accrued in the first quarter. The impact of this reversal was incremental income in the quarter of $3.1 million or $0.03 per share. This purchase puts Terex’s ownership position above 95% and enables us to acquire the remaining shares of the company through a squeeze-out process. This action will allow us to further integrate the business and remove the public company costs and complexity. The foregoing brings us to a second quarter as adjusted EPS of $0.65.

Now, I will turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you, Kevin. I will review the segments in detail. I will go through these charts somewhat quickly starting on page 7, and beginning with a conversation about AWP. This was a pretty good second quarter. We have reasonable visibility through to the second half of 2013. Global demand, we feel, continues to strengthen. Our margins in this segment are relatively solid. We are happy with a reported 17% operating margin in the second quarter. Our AWP backlog has increased approximately 38% compared to the prior year period. We see some expansion happening through our telehandler product line as we are adding a few new products and improving our capacity.

A couple of noteworthy points on revenue mix: you see our North American business represents 68% of our total business, which is down from 71% last year, and a flat European percentage at 13%. This is encouraging to us because 13% this year versus 13% last year on a business that is up 17% means that our European business is growing. This is a good sign for an overall difficult market in many of our other product categories. Latin America also represented a strong market for AWP in this period.

Let’s turn to page 8 and discuss the Construction business. As many of you on the call clearly recognize, the Construction business has experienced difficult end market conditions. Our performance reflects that. Global markets remain soft for dirt and scrap handling equipment. Our revenue was down 29% compared to the prior year. We are focusing on simplifying this business and on additional cost structure reductions. We recently completed the sale of our compact equipment component businesses. We took further cost initiatives to reduce head count and take related expenses out. We incurred a $2.7 million charge and expect an annual $3.4 million benefit. We have eliminated four facilities with a 12% reduction in team members. Of note on the numbers, we lost $2 million on a 29% reduction in volume, compared to last year's $10 million profit. It also appears to us that the backlog has stabilized—$180 million this year compared with $179 million last year—except for our Fuchs scrap steel product category. You can see the split with respect to revenue: North American has become more important to this segment as North American performance is down less than the other markets. European sales actually dropped from 38% in the prior year period to 35% this quarter. Overall, the Construction segment continues to require a lot of attention. We are working very hard to return this business to profitability. We continue to see some head winds, but we expect that we will make progress and we will position the business for a better 2014.

Turning to page 9, Terex Cranes, this segment also experienced mix performance by markets globally. The markets for this segment are actually slightly softer than we anticipated coming in to the year. We have had some order improvement on large crawler cranes – a category where we have a very strong position globally. On the other hand, there has been some negative product mix impact, and it has affected our margins, in particular in a couple of areas of the world where we had strong performance we now see some softening. There have been a number of operational improvements in our Utilities business. We have implemented restructuring and incurred a related charge of $15 million in the Cranes segment, while we expect to achieve about $16 million of annual benefit as a result of these actions.

You can see the numbers, as we reported, of $38 million of adjusted income from operations. Backlog is one of our biggest challenges in this segment. Backlog is down from $815 million to $581 million on a year-over-year basis. However, as we previously stated, that $815 million of backlog included more than $100 million of backlog that we canceled that was pre-positioned by our customers in an attempt to secure pricing from prior periods. Overall, we have some strengthening in North America for certain products, but, on a net basis, this has been offset by slight softening demand for other products in North America. The Latin American market is down meaningfully and Western Europe remains weak. We realize that we will need to work hard in the second half of the year to achieve our goals. We do have a lot of activity, which is encouraging, but is hard to bring it to conclusion at this stage.

Turning to page 10, MHPS revenue declined 16% versus the prior year period. This is a moderately smaller decline than the 23% decline we experienced in the first quarter of 2013. However, we do believe that revenue will improve meaningfully in the second half of this year. The industrial cranes business was down 13%, Port Solutions down 26%, but our Port Solutions business has a very large backlog. The key to this business is to adjust our cost structure based upon the reality of the current market environment, which we do not see changing significantly going forward. Western Europe as a percentage of our total revenue dropped to 42%. The Latin America market increased from 8% to 19% of sales, which reflects delivery of a couple of big port orders in June. I do not think Latin America will, on an ongoing basis, represent 19% of our overall business.

Turning to page 11, we would like to focus your attention on restructuring costs. We had some broad based headcount reductions across many functions—SG&A, direct and indirect manufacturing—and across many geographies, such as Germany, Italy, Brazil, India, Austria and Dubai. We think these actions were necessary to return this business to profitability at the lower sales volume levels it has been experiencing. We also took some aggressive action in our Port Solutions business. The Italian operations incurred charges of about $16 million related to the redesign of this business and to improve the results in the light port equipment products. It is important to note that we expect almost as much cost savings on annualized basis as we incurred in restructuring charges, and any time we can take action that we think will have a one year pay back, we believe this is a good idea.

Turning to page 12, our MP segment, reflects the fact that the minerals markets are down. We had moderate profitability in a challenging environment. Europe remains a weak market for this business. We are focused on our cost structure to help offset this softness. We think we performed reasonably well in the segment with $25 million of income from operations compared to $29 million in the prior year period. As you can see in the mix of business, there has not been a lot of change on year-over-year basis. Overall, this business is being lead and managed with a focus on good execution.

Turning to page 13, this slide summarizes our best view, by segment, of how we believe the revenue and operating margins will develop across the year. Looking at this by segment, there are some areas where we might feel that we have a better chance of meeting these numbers or a weaker chance, but overall we want to focus you on the Company in total. We believe total revenue will be $7.5 billion to $7.7 billion, with an operating margin of 6% to 7%. We know that compared to where we started the year, this represents a full point decline in margin with a meaningful amount of revenue reduction from the $7.9 billion to $8.3 billion in revenue that we originally expected. While this is not insignificant, we remain keenly focused in each one of the segments on achieving both the revenue and the operating margin in our revised guidance.

In summary, our Company is trying to extract value from the business by executing on what we can control. We have reduced debt - we have taken out our highest cost capital. We think this will be important to leverage our earnings in the years to come. We are lowering our cost structure. In particular, aggressively addressing the MHPS issues, some issues in our Cranes business, as well as in our Construction business. In the midterm, we will continue to manage our portfolio aggressively. We will work on simplification and financial efficiency because we think they are meaningful areas to harvest improvement. We understand that our revenue goals require some improvement in the back half of the year in a relatively uncertain market, but we will use our best efforts to ensure this year is as good as it possibly can be. We certainly have not given up on achieving our full year goals, and you can expect that we will do all we can do to meet these goals in the coming months.

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